QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Exhibit 99.1

QUALITY SYSTEMS

Moderator: Lou Silverman

June 8, 2006

3:30 pm CT

Operator:

Good afternoon. My name is (Shewanda) and I will be your conference operator today. At this time I would like to welcome everyone to the Quality Systems Fourth Quarter and Year End 2006 conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press * then the number 1 on your telephone keypad. If you would like to withdraw your question press the # key.

Now I would like to turn the call over to Lou Silverman, Chief Executive Officer. Sir you may begin.

Lou Silverman:

Thank you Operator and welcome everyone to Quality Systems’ Fiscal 2006 Q4 and Fiscal Year End conference call. Paul Holt, our CFO; Greg Flynn, Executive Vice President and General Manager of the QSI Division; and Pat Cline, President of the NextGen Healthcare Information Systems Division will once again join me on this afternoon’s call.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Please note that the comments made on this call may include statements that are forward-looking within the meaning of the securities laws including without limitation statements related to anticipated industry trends, the company’s plans, products, and strategies, projected operating results, capital and equity initiatives, pending litigation, and the implementation and potential impact of legal, regulatory, and accounting requirements.

Actual events or results may differ materially from our expectations and projections and you should refer to our prior SEC filings including our Forms 8-K, 10-K, and 10-Q for discussions of the risk factors, management discussion and analysis, and other information that could impact our actual performance.

We undertake no obligation to update any projections or forward-looking statements in the future. Also as I have mentioned on each and every call for the past many quarters, please continue to note that the company’s past performance is not necessarily indicative of future performance.

I’ll now provide summary comments on the quarter and the year. Paul, Greg, and Pat will follow with additional details.

For the March quarter Company revenue totaled $35.6 million, up approximately 39% over the prior year. Fully diluted earnings per share adjusted for our March 2006 2-for-1 split at 28 cents was up 56% over the 18 cents earned in the same quarter of the prior year.

NextGen Healthcare’s revenue for the quarter of $31.7 million represents a 45% year over year increase. The quarter’s revenue and profit results include a portion of the revenue from the $4 million Siemens transaction referenced on the December quarter call.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Specifically, the quarter includes recognition of approximately $2.5 million from this contract. We expect to recognize the balance of the revenue from this contract during the next few quarters; though consistent with our historical practice we will not be providing specific guidance on the timing or pace.

The NextGen Healthcare division’s operating income was $13.8 million, a 74% increase over prior year.

The QSI division’s $3.8 million in quarterly revenue was up about $100,000 over prior year performance while operating income for the division decreased by about $100,000 year over year.

Corporate expenses were up 34% year over year to $2.7 million.

EDI revenue for the quarter came in at $3.7 million, up 28% over the prior year with the bulk of the increase coming from NextGen Healthcare division accounts. I’ll once again remind listeners that EDI revenue is reported as part of divisional revenue totals each quarter for each division.

Cash and cash equivalents were $57.2 million at quarter and year end, up approximately $6 million from the prior fiscal year end. Note that in March of this year the company returned approximately $23.4 million to shareholders in the form of a split adjusted 87 ½ cents per share special dividend.

Headcount at quarter end was 517.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Looking at fiscal 2006 as a whole, total company revenue increased approximately 34% to $119 million. Fully diluted earnings per share increased approximately 39% to 85 cents per share.

Fiscal 2006 revenue for NextGen Healthcare increased 41% to $103.7 million. For the QSI division fiscal 2006 revenue increased by about 1% to $15.5 million while operating income declined by about 13%.

For fiscal 2006 corporate expenses increased from about $5.5 million to about $8 million. Higher compensation expense which in part funded growth in our accounting department staffing as well as expenditures tied to the proxy fight and ensuing legal action pursued by Mr. Hussein were the principal drivers of the increase.

To update you on some of the more recent events related to the Hussein litigation, in March of this year courts ruled in favor of the company and upheld the election results. In late May, the company learned that Mr. Hussein is appealing the court’s decision. As of this date, and to our knowledge, no calendar has been set for his appeal.

Current and prospective shareholders should note that the company incurred expenses related to this matter during the prior quarters and we are likely to continue to incur expenses related to this matter and/or Mr. Hussein’s future actions if any.

It remains premature to speculate on the outcome of the appeal, whether such appeal will be fully consummated, the entirety of Mr. Hussein’s future actions, or the magnitude of the current and future expense incurred by the company.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Moving on to other items:

Regarding acquisitions -- we reviewed and recalibrated our position on acquisitions at our most recent board meeting. We will continue to review potentially interesting opportunities as, if, and when they come to our attention and we will continue to hold organic growth as our top priority.

Regarding investor conferences -- since the first of the year we have presented at the UBS conference, the Jefferies conference, and the Sidoti conference. Each of these conferences was in New York City. Additional investor meetings were conducted in New York, San Diego, Los Angeles, and Boston during this time period.

Regarding compensation matters, as announced in our recently filed 8-K, the board of directors adopted a revised cash and equity compensation program for non-employee directors which goes into effect for board members elected or re-elected at our next annual shareholder meeting scheduled for September 20, 2006. The compensation committee and the board continue working on a plan for the management team.

In closing my prepared comments for this afternoon’s call I want to once again clearly point out as I have over the past many quarters that there are no guarantees that the company or either of its divisions will meet or exceed their current level of performance in future periods. It’s possible that this quarter’s performance will cause investors or analysts to set new short, medium, or long term expectations for the company.

In response to this possibility, please continue to note that we do not give out financial guidance to the investment community and we do not comment on the guidance advanced by members of the financial community.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

The work of the company’s senior management team was strong again this year. My sincere thanks go out to Pat, Paul, and Greg for their continued leadership and to our operating and corporate team members for the efforts and excellence. Now I’ll turn the call over to Paul Holt.

Paul Holt:

Thanks Lou and hello everyone. The March 2006 quarter reflected growth in systems sales, maintenance, EDI, and other services. The company recognized approximately $2.5 million in revenue this quarter from our first significant sale to Siemens which had been deferred during the quarter ended December 31, 2005. The balance of the $4 million aforementioned transaction with Siemens will be recognized in the next few quarters.

Consolidated systems sales rose to $20.6 million this quarter, an increase of 45% compared to $14.2 million in the prior year quarter. Continued growth in NextGen Healthcare’s customer base contributed to maintenance, EDI, and other services revenue rising 31% to $14.9 million compared to $11.4 million in the prior year quarter.

Our consolidated gross profit margin this quarter came in at a record 68.9%, up from 64.3% a year ago. The increase in our gross margin over last year is primarily due to a relatively lower amount of hardware and third party software as a percentage of revenue compared to last year.

While we have noted that the last several quarter’s results have continued a general trend of relatively lower amounts of hardware and third party software, hardware and third party software depends on the needs of our customers and it is not a priority focus for us.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Total SG&A expense increased by approximately $2.6 million in the March quarter at $10.6 million compared to $8.0 million a year ago. $1.9 million of the increase was from the NextGen Healthcare division and consisted of increases in selling, administrative salaries and related benefits, commissions, travel expenses, and other general administrative expenses.

The balance of the increase was primarily a $.7 million increase in corporate related expenses including professional services and salaries and related benefits. The increase in corporate expenses was driven by added accounting department staff and expenses as well as incremental legal fees related to the legal action pursued by Mr. Hussein.

SG&A expense as a percentage of revenue this quarter decreased to 29.8% compared to 31.3% in the prior year primarily due to the fact that the increases in NextGen’s SG&A expenses and corporate expenses were relatively slower than the growth in revenue during the same period.

The company’s effective income tax rate was significantly higher this quarter compared to the prior year at 38.7% compared to 31.3% last year. During the prior year quarter the company recognized an incremental $1/2 million - in tax credits from prior periods which had not been recognized previously resulting in a substantially lower rate last year. These tax credits were recognized based on the results of an audit of the company’s tax returns in the prior year by the state of California.

The effective tax rate for the March 31, 2006 quarter includes both R&D tax credits for this year as well as the new deduction which went into effect this year called the domestic manufacturer’s production deduction. Our effective tax rate for the full year ended March 31, 2006 was 38.5% compared to 36.8% last year.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

In terms of divisional performance, our NextGen division again recorded record software license revenues resulting in a 45% year over year growth rate in system sales for the division. System sales in the NextGen division rose to $20 million this quarter compared to $13.8 million a year ago.

Continued growth in NextGen’s base of installed users drove maintenance, EDI, and other revenue in that division 46% higher than last year at approximately $11.8 million versus $8.1 million last year. Operating income in the NextGen division was up 74% to $13,785,000 compared to $7,916,000 a year ago.

The QSI dental division reported a year over year increase of 4% - reporting revenue of $3,826,000 compared to $3,689,000 last year. Operating income for the division was $651,000. QSI division EDI revenue was $1,202,000 for the quarter compared to $1,190,000 a year ago.

Before I move on to the balance sheet, note that the company is going to begin expensing stock options consistent with our adoption of FASB 123-R beginning with the upcoming June quarter. Had we been expensing stock options during the quarter ended March 31, 2006 we would have added approximately $748,000 in pre-tax compensation expense related to stock options. That is not including forfeitures.

While I will not attempt to predict the timing of future option grants if any, I will say that as of today no events have occurred which would make the June quarter materially different from the $748,000 in expense which would have been reported in the March quarter.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Also note that we announced a revised director compensation package in our recent Form 8-K which is likely to impact the option expense in the September quarter. And finally the adoption of FASB 123-R may have an impact on our effective tax rate going forward.

Moving on to our balance sheet, our cash this quarter decreased by approximately $18 million declining to $57.2 million or $2.14 per share compared to $75.2 million or $2.83 per share at the end of the prior quarter. The reason for the drop in cash was the payment of a one time special dividend of approximately $23.4 million which was paid in March of 2006. Not including the dividend payment, cash would have increased by $5.4 million.

This quarter we succeeded in driving our DSOs lower compared to last quarter at 115 days versus 129 days last quarter. Some of the credit for the drop in DSOs was related to the revenue recognized from the Siemens sale which had been paid for during the December quarter. Our DSOs by division this quarter was 88 days for the QSI division and 118 for the NextGen division.

Our deferred revenue balance increased to $35.9 million, that’s up $1.8 million from the prior quarter and up $10.5 million compared to a year ago. The primary drivers of the growth in deferred revenue compared to a year ago is both deferred implementation and training services as well as maintenance services in the NextGen division.

And as I always do, I’m going to give out our non-cash expenses for the quarter beginning with amortization expense, $665,000 consolidated. That breaks down to $43,000 for QSI, $622,000 for NextGen. Total depreciation expense $379,000, that’s $51,000 for QSI and $328,000 for NextGen. Deferred stock option compensation, that’s a non-cash expense, it’s $107,000.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

And our investing activities for the quarter were as follows: capitalized software $956,000, that’s $16,000 for QSI and $940,000 for NextGen; investments in fixed assets total $848,000, $166,000 for QSI and $682,000 for NextGen.

I’d like to thank you all for being on this call and your interest in our company and I’ll now turn things over to Greg Flynn.

Greg Flynn:

Thank you Paul and thanks to all of you for your interest in our company. The QSI division and EDI numbers have been discussed in detail already by Lou and Paul so I’d like to take my portion of the call to note various non-financial achievements for the division in the last quarter.

In February, we held a successful users meeting with the clients attending representing more than 500 office locations. It was a very upbeat meeting. Product sales resulted and future potential sales have been added to our pipeline.

On the product development front, working in concert with several of our clients we added some significant features in the past quarter. For example, we have now enabled the client to utilize the Internet for patient pre-registration. The patient enters their healthcare information in advance including their prior history over the web and then when they arrive at the office they simply add their electronic signature and they’re ready to be seen.

Also we have a project where patients are using a kiosk in the office to self-register at the time of their arrival. We also added functionality to make our CPS, our dental records product, even more useful and user friendly in a large scale environment which of course is the typical QSI client environment. In

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

addition we developed an interface to a third party vendor to allow for outsourced collection management by our clients. We are now in a beta phase with this project.

All of these products and initiatives are consistent with our philosophy of minimizing labor intensity for our clients while maximizing their patients’ experience in the office. I am proud of the efforts by all of our staff on these and other projects and would like to thank them all on this call.

Per usual I’ll comment on our sales staff and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline is approximately $3.5 million. We define our pipeline as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

With that I’ll tee it up for Pat Cline, President of our NextGen division. Congrats Pat on the quarter and year to you and your team.

Pat Cline:

Thanks Greg. I’m very pleased and excited that NextGen set another record last quarter. During the fourth quarter we executed about 65 contracts with new customers. At the current pace of sales and implementations NextGen is being embraced by a new customer on average of about every business day. Our sales force has again increased in size to a total of 43 people and our pipeline has increased slightly, to a little over $60 million.

The mix of EPM to EMR customers last quarter continued to be similar to prior quarters with the slight edge going to the EMR. Interestingly though, about four out of five new customers last quarter purchased both our EMR product and our EPM product.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

During the quarter we announced our new community health solution which is a software product that allows any number of medical practices whether or not they have NextGen systems to exchange and maintain patient health information. This solution is already being used productively in live environments and has been purchased by a number of new customers recently as well.

As in the past, I won’t get into making revenue forecasts related to the product but I think it’s a terrific product and a terrific advancement for our company with solid potential. The market for NextGen products remains very strong and we see that for the foreseeable future.

In closing I’d like to thank NextGen’s excellent employees and also our excellent customers for their continued support. Operator we’re ready for questions.

Operator:	At this time I would like to remind everyone, if you would like to ask a question please press * then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (George Hill).

(George Hill):	Hey thanks guys. Just a couple of housekeeping questions to start. The $2.5 million in Siemens revenue, did that fall entirely in NextGen system revenue in the quarter?

Lou Silverman:	Paul why don’t you take that one.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Paul Holt:

(George) we - we’re not getting into the exact details of where that revenue is being allocated. We elected to just mention that, the total amount of revenue being recognized and what was still deferred.

(George Hill):	Okay I appreciate the color on that. A couple of other questions, I’ll just rattle them off real quick is can you give us some color on the pricing of the new community product model?

Pat Cline:

I can try. The pricing is based on the number of practices and the number of providers and in some cases may be based upon the number of health transactions that are exchanged so it’s going to be a little bit fuzzy. But typically it’s going to run somewhere in the neighborhood of $40 or $50 per provider per month and in the range of a couple hundred thousand dollars to initially put the product in.

(George Hill):

And lastly can you just talk about the - I’ll say the difference in the company’s resources dedicated to the Siemens agreement in this quarter versus the last quarter? I saw that you guys are getting pretty prominent displays placing with them down at the TEPR conference. Just maybe how you were able to free up resources this quarter then get back to market?

Pat Cline:	I would say there’s no significant difference.

(George Hill):	Okay, all right thank you.

Operator:	Your next question comes from (Richard Close).

(Richard Close):

I was wondering if you could comment, you had mentioned that four or five were buying both the practice management and the EMR. Maybe what you think is driving that? What was that in the December quarter as well?

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Pat Cline:

Yeah it’s actually four out of five. In most prior quarters we saw the number of customers run about two-thirds or 65% or 70% as opposed to north of 80%. And frankly, I don’t know the answer but it could be a couple of things.

One is that forward thinking medical practices I think are increasingly realizing that there are benefits to having their practice management software functions truly integrated with their clinical functions and there are many reasons for that. Many of our competitors don’t offer this feature though many of them claim to have it.

Another possibility is that there are more customers in the market for both EMR and EPM as the EMR market continues to heat up and as practices replace their older legacy practice management systems.

(Richard Close):

And then just to follow up on that, would you say that it’s just more people kicking around, you know, kicking the tires so to speak or are you tending to see more people actually geared towards purchasing a system?

Pat Cline:

There are a lot of serious buyers in the market. We are but one player in a relatively large market or at least a market that’s grown far larger over the last couple of years. And as I mentioned we’re selling a new system and bringing in new practice live on the product on average of every business day. So between what we’re selling and what our competitors are selling I think the market of serious buyers is pretty robust.

(Richard Close):	Okay and then maybe commentary with respect to the average size of the practices that you’re signing up possibly on a doc case?

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Pat Cline:

I don’t have that answer in front of me. It does tend to move quarter to quarter. In some quarters we’ll sell an increased number of larger, multi-million dollar deals and in other quarters depending on marketing campaigns we might be running, we might sell some of the smaller practices. Our products fit all the way from a solo practice up to practices or networks with thousands of providers.

Our sweet spot traditionally has been the mid range, the 50, 75, 100, 200 provider practice or group or network. But over the last couple of years we’ve made tremendous strides in moving both up market to very large organizations and we have some prominent ones we’re proud to call customers - and also we’ve made efforts to move to the smaller practice market and have done a reasonable job in that endeavor as well.

(Richard Close):	Thank you, congratulations.

Pat Cline:	Thank you very much.

Operator:	Your next question comes from (Sean Wieland).

(Sean Wieland):	Hi guys, thanks. Great job on the quarter.

Pat Cline:	Thank you.

Lou Silverman:	Thank you.

(Sean Wieland):

Was there - first on Siemens. Was there any additional business signed with Siemens in the quarter that would have been added to the $4 million or was, you know, were there any new Siemens contracts signed?

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Lou Silverman:

Yeah (Sean), this is Lou. One of the things that we will want to get back to is just not having a separate Siemens scorecard each and every quarter. We felt that we owed a little bit of granularity to everybody on the $4 million piece of business that was discussed on the last call but we’d like to look at our customer base as a whole and our revenue total in its entirety as opposed to looking at how much was with what particular customer or customers.

So at this point barring any unforeseen events that cause us to change our opinion we’re going to kind of go back to not going contract by contract, blow by blow.

(Sean Wieland):	Okay, that’s fine. Paul you mentioned something about the tax rate changing. Can you comment about that a little bit, which direction do you think it’s going?

Paul Holt:	Yeah without really quantifying anything, the impact may result in a slight uptick in our effective tax rate but I can’t quantify it at this point in time.

Lou Silverman:	And just to tie up that loose end (Sean), your question is related to the adoption of FAS 123-R, right?

(Sean Wieland):	Right, yes. So I mean, is, I mean, can you give us - so is slight less than 10%, less than 5%?

Paul Holt:

It’s a little tricky to really predict with any accuracy what our effective tax rate is going to be related to this because in part it depends on the option exercise activity of the option holders. I know you’re looking for a little bit more than that but unfortunately I’m having a real hard time giving it to you other than the direction which is up.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

(Sean Wieland):

Pat, on this - the - this market is changing pretty quickly right now and a lot of moving parts with CCHIT coming and potential changes to (Stark laws) and a lot of excitement in the market. I’d just like to kind of get inside your head for two minutes and learn your perspective of where you think this business is going in a year, in two years. How do you see this market changing?

Pat Cline:	Let me sum it up for you quickly and tell you that I’m really excited.

(Sean Wieland):	Okay, anything else?

Pat Cline:

Well if you’re looking for more, I think the Stark relaxation will be or can be a positive for the market. I think we’ll fare very, very well relative to the CCHIT certification. I think the market is heating up. As I mentioned earlier there are I think more serious buyers in the market whereas a few years ago you saw more tire kickers.

I believe that looking a few years out most medical practices will own electronic health records systems and I believe that today we’re at more like a 20% penetration rate. So a few of those things might be behind my excitement.

I guess that and I’ll add one other thing before I conclude and that is that I think NextGen is very well positioned with respect to competition and our abilities and we’re going to do our darnedest to maintain the lead that we think we have.

(Sean Wieland):	Okay, you mentioned earlier building out your small practice capabilities. Can you be a little bit more specific on what you’re doing there to drive business in smaller practices?

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Pat Cline:

Well we’ve been working with pricing models, we’ve been working with hosting so that we take some of the capital equipment purchase cost off of the shoulders of the small practice. We’ve been working on some software changes, taking out features that small practice - or more appropriately hiding features that small practices are not in need of.

We’ve worked on our training and implementation programs and put things in place such as computer based training and remote and web-based training to take the price of the systems down but at the same time maintain profitability.

(Sean Wieland):	Okay great. Thank you very much.

Pat Cline:	Thank you.

Operator:	Your next question comes from (Gene Mannheimer).

(Gene Mannheimer):	Thank you, nice quarter guys.

Lou Silverman:	Thank you.

(Gene Mannheimer):	Just two quick ones here. On Siemens you say you recognized that $2-1/2 million out of the $4 million. Can you quantify for us what the margin was on that revenue this quarter?

Lou Silverman:	No (Gene), we wouldn’t be giving out margin on incremental pieces of business.

(Gene Mannheimer):	Okay.

Lou Silverman:	Appreciate the question though.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

(Gene Mannheimer):

Okay next one, on the small practice strategy, just touched on that. Can you quantify that for us in terms of new bookings, number of demos, size of pipeline, win rate? Any more color along those lines?

Pat Cline:

I think our win rate in the smaller practice market is relatively low because we are at this point priced on the high side compared to a number of our competitors who specialize in that market. I don’t know the number of demos that we’ve performed.

I will, as I’ve said in the past on past calls, emphasize that this is a broadening of our focus, not a change of our focus. We’re still very much focused in the mid to high end very large practices, group practices, multi-specialty groups and large geographic networks of practices. So broadening our focus brings us into the smaller practice. It’s not really a shift of strategy.

(Gene Mannheimer):	Okay thanks very much guys, congrats.

Pat Cline:	Thank you (Gene).

Operator:	Your next question comes from (Chris Sassooni).

(Chris Sassooni):	Yes, I just wanted to fill in some blanks on some of the numbers that you gave us. First off, the $665,000, that was the amortization number on the non-cash items?

Paul Holt:	Yes, amortization of capitalized software expense.

(Chris Sassooni):	Okay and then the depreciation was $300,000?

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Paul Holt:	Yeah we’re talking about consolidated figures, $379,000.

(Chris Sassooni):	Okay. Then you had the investments, capitalized software was $970,000?

Paul Holt:	$956,000.

(Chris Sassooni):	Okay and then there were two different numbers. One was $60 million and the other one was $3-1/2 million in terms of - I thought that you were referring to pipeline.

Pat Cline:	Pipeline grew to a little bit north of $60 million.

Greg Flynn:	And the $3-1/2 million was the QSI pipeline.

(Chris Sassooni):	Oh the QSI pipeline.

Greg Flynn:	QSI division.

(Chris Sassooni):	Okay, thank you.

Operator:	Your next question comes from (Brad Arnamanove).

(Brad Arnamanove):	Hi guys.

Men:	Hi there.

(Brad Arnamanove):

Hi, most of my questions have been asked but I have one left. I guess a few weeks ago there were industry awards given out and normally I saw you guys getting a few and this year you weren’t on any of the lists. Is this going to be a headwind going forward to selling your software?

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

Pat Cline:

No, you’re referring to the TEPR awards I believe. A couple of years ago, almost three years ago NextGen made a decision not to participate in that competition for what we feel are very valid reasons. In the prior years we typically would take first place among about 120 or 130 companies entering and we took first place for many, many years.

This year as well as last year we elected not to compete for those awards and you’ve seen our performance. Over the last year it’s been generally record-setting so no, I don’t think we’re against a headwind.

(Brad Arnamanove):	What’s the rationale behind that decision?

Pat Cline:

I’d rather not go into that at this point. There are some politics behind it that I’d rather not discuss. You may know that we did take first honors or first place - I guess they call it best of class - in the recent Microsoft awards with a number of our products. One of our customers also recently won the Davies award.

So we’re still participating in some contests and the ones that we enter we tend to once again do very, very well. And I think the people that are in the market for systems look at all the awards that we win and not so much the ones that we don’t.

(Brad Arnamanove):	Okay.

Pat Cline:	Thanks for the question.

Operator:	You have a follow-up question from (Richard Close).

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

(Richard Close):	Yes, just a couple of quick ones. One specifically, Lou I was wondering if you could give us the legal expenses in the quarter that you guys had?

Lou Silverman:	Again (Richard), we haven’t broken that out blow by blow so the answer is we wouldn’t be breaking that out on this call.

(Richard Close):	Okay would that be in the footnotes or anything like that of the 10-K?

Lou Silverman:	It’s all really bundled into corporate expenses.

(Richard Close):	Okay and then also with respect to going forward, are you guys going to be providing the option expense, you know, in your presentations going forward?

Lou Silverman:

To be honest (Richard) we haven’t really gotten all the way through that at this point in time. It’s certainly a discussion that we have to have internally. We have historically had that data in some footnotes so we’ll figure out what we’re going to do with that internally but we haven’t made a decision one way or the other at this point in time.

(Richard Close):

Okay and then just final question here would be with respect to people that are out there looking, evaluating different systems, and I think you guys mentioned that there’s hundreds or sometimes it seems like thousands of providers out there of medical records. Do you feel that the size and the track record and history of your company is increasingly contributing to your win rate or, you know, about the same?

Pat Cline:	I would say about the same although our size, our track record, the stability of the company, our reputation in the industry has for quite some time contributed to our win rate.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

(Richard Close):	Okay thank you, congratulations again.

Pat Cline:	Thank you.

Operator:	You have a follow-up question from (George Hill).

(George Hill):

Hey guys, thanks for letting me hop back in. I’ll ask a couple of the generic ones. Any change in the competitive environment that you’ve noticed in the last quarter most notably with Allscripts buying A4 and Cerner coming in the market with Powerworks?

Pat Cline:	No not really (George).

(George Hill):

And Lou, one of the comments you made is after a recent meeting the company was going to focus more on organic growth versus acquisitions. Can you talk about what this means from an operational perspective and from a financial perspective?

Lou Silverman:	Yeah as a clarification, we’ve always prioritized organic growth over acquisitions so that would be an incorrect interpretation of my comments.

Really what I was talking about is that we had done in the past a modest amount of outbound searching for non-auction deal flow and at its zenith it wasn’t all that heavy of a commitment. We’ve dialed that down even a little bit further to the point where I think it’s fair to say that our principal source of acquisition candidates to evaluate will be opportunities brought to us as opposed to opportunities that we go out and find on our own. That’s really the recalibration that was done.

QUALITY SYSTEMS

Moderator: Lou Silverman

06-08-06/3:30 pm CT

Confirmation #1369934

(George Hill):	Okay, and maybe just can you talk a little bit more about the pricing models that you would think about experimenting with the smaller practices?

Pat Cline:	I appreciate the question but I think I’ve gone into about as much detail on that as I want to given that our competitors have access to the transcript of this call.

(George Hill):	Fair enough, thanks again.

Pat Cline:	You’re welcome.

Operator:

Once again, if you would like to ask a question please press * then the number 1 on your telephone keypad. We’ll pause for just a moment. Once again that’s * 1 if you would like to ask a question. You have no further questions at this time.

Lou Silverman:	Thank you Operator and thanks to everyone on the call for your interest and participation. And we hope to see you down the road.

Operator:	This concludes today’s conference call. You may now all disconnect.

END